SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2012

CLEAN COAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	26-1079442
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

295 Madison Avenue (12th Floor), New York, NY 10017

(Address of principal executive office)

Registrant's telephone number, including area code: (646) 710-3549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD

Clean Coal Technologies, Inc. (“CCTI”, “the Company”), announced on January 25, 2012 that it entered into a binding Memorandum of Understanding agreement to form a Joint Venture Corporation in the ASEAN region with Jindal Steel & Power Ltd. (“Jindal”).  Ownership of the joint venture will be held 65% by Jindal and 35% by CCTI. Final Terms of the Joint Venture Agreement are being negotiated.

For its 35% stake in the Joint Venture Company, CCTI will contribute a 25-year exclusive license to market and deploy Pristine-M™ Technology, covering the ASEAN countries including Indonesia, the Philippines, Cambodia, Vietnam, Malaysia, Brunei, Thailand, Laos and Myanmar. For its 65% stake, Jindal will pay US$6,000,000 into the Joint Venture Company, US$4 million of which will be paid to CCTI for an exclusive license of the Pristine-M™ Technology. A payment of US$1.5 million will be made to CCTI upon the signing of the Joint Venture Agreement, and $US2.5 million upon successful commissioning of a 1/10-scale pilot plant. The remaining $US2 million will pay for the full construction of the pilot plant. It is anticipated that the pilot plant will take between 16 and 24 weeks to complete; construction is expected commence in February 2012.

Construction of the pilot plant will be followed by an initial 1,000,000 ton commercial plant at Jindal's mines in Indonesia. The Joint Venture Company will market and deploy the Pristine-M™ Technology to third parties throughout the ASEAN region.

Jindal will fund the working capital for the Joint Venture Company on terms to be negotiated in Joint Venture Agreement until CCTI is able to fund their share or until joint venture revenues are adequate to cover operating costs.

The complete Memorandum of Understanding is attached as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 – Memorandum of Understanding

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  January 30, 2012

CLEAN COAL TECHNOLOGIES, INC.

By: /S/ Robin Eves

Robin Eves

Chief Executive Officer